Exhibit 21.1

The following is a list of subsidiaries of the registrant. The list omits some subsidiaries which, in the aggregate, would not constitute a significant subsidiary.

	Other Names under which	Jurisdiction of
Name	Subsidiary Does Business	Organization
Aetos Group, Inc.		Delaware
Carmagen Engineering International, Inc.		New Jersey
CISMIS Springfield Corp.		Delaware
Conam Inspection and Engineering Services, Inc.		Delaware
Conam Inspection Services Inc.		Delaware
GMA Aeronautica S.L.U.		Germany
GMA Engineering GmbH		Germany
GMA Holding B.V.		The Netherlands
GMA Werkstoffprufung GmbH		Germany
Mistras Arizona Inspection Services Inc.		Delaware
Mistras Canada, Inc.		Canada
Mistras GMA Holdings GmbH		Germany
Mistras Group B.V.		The Netherlands
Mistras Group GmbH		Germany
Mistras Group Limited		United Kingdom
Mistras Group SAS		France
Mistras Group Hellas A.B.E.E.		Greece
Mistras International Holdings Inc.		Delaware
Mistras Quebec Holdings Inc.		Canada
Mistras Services Inc.		Canada
MWC Management Inc.		Canada
NDT do Brasil Ltd.		Brazil
Physical Acoustics Corporation		Delaware
Physical Acoustics India Private Ltd.		India
Physical Acoustics South America Ltda.		Brazil
Quality Services Laboratories, Inc.		Delaware
QSL NDT Inc.		Delaware
QSL NDT Quebec Inc.		Canada
R.A.C. Group Inc.		Canada
Rope Access Calgary, Inc.		Canada
The Nacher Corporation		Louisiana
ThermTech Services, Inc.		Florida